Independent Accountants' Report on Applying Agreed-Upon
Procedures



To Household Finance Corporation:

We have performed procedures enumerated below in items A. and B. in conjunction with Section 3.06 of the Pooling and Servicing
Agreement,
dated October 1, 1994, as amended and supplemented (the
"Agreement").

A.We have audited, in accordance with generally accepted auditing standards, the consolidated financial statements of Household
Finance
  Corporation (the "Servicer") and subsidiaries as of December 31,
1998,
  and have issued our report thereon dated January 20, 1999. We have not audited any financial statements of the Servicer as of any date or for any period subsequent to December 31, 1998, or performed any audit procedures subsequent to the date of our report on those statements.

  In connection with our audit, nothing came to our attention that caused us to believe that the Servicer was not in compliance with any of the terms, covenants, provisions, or conditions in Sections 3.01, 3.02,
  3.04, 3.09, 4.02, 4.03, 4.04, 4.05, 4.06, and 8.08 (to the extent such
  sections are applicable to Household Finance Corporation as Servicer)
  of the Agreement, or Sections 4.08, 4.09, 4.10, 4.11, 4.12, 4.13,
4.14,
  and 4.15 (to the extent such sections are applicable to Household Finance Corporation as Servicer) of the Series 1994-2, Series
1995-A,
  and Series 1997-B Supplements in conjunction with the servicing of consumer revolving private label credit card receivables owned by the
  Household Private Label Credit Card Master Trust II insofar as they relate to accounting matters. It should be noted, however, that our audit was not directed primarily toward obtaining knowledge of such noncompliance.

  As a part of our audit, we obtained an understanding of the Servicer's internal control structure over the Servicer's entire consumer revolving private label credit card portfolio, including those loans
  serviced under the Agreement, and the related Supplements, to the extent considered necessary in order to assess control risk as required
  by generally accepted auditing standards. The purpose of our consideration of the internal control structure, which includes the
  accounting systems, was to determine the nature, timing, and extent of the auditing procedures necessary for expressing an opinion on the financial statements. Such audit procedures, however, were not performed in order to express a separate opinion on the Household Private Label Credit Card Master Trust II.

  Our audit disclosed no exceptions or errors in records relating to credit card receivables serviced by the Servicer that, in our opinion,
  Section 3.06 of the Agreement required us to report.

B. We have performed the procedure described in the following paragraph, which was agreed to by the management of the Servicer,
US
  Bank, N.A., formerly known as the First Trust of New York as Trustee, and the Credit Enhancement Provider (together, the "Specified Users"), with respect to Section 3.06 of the
Agreement,
  in conjunction with the servicing of consumer revolving private label credit card receivables owned by the Household Private
Label
  Credit Card Master Trust II. This agreed-upon procedure was performed in accordance with standards established by the
American
  Institute of Certified Public Accountants. The sufficiency of the procedure is solely the responsibility of the Specified Users of the report. Consequently, we make no representation regarding the sufficiency of the procedure described below either for the purpose
  for which this report has been requested or for any other purpose.

       The procedure and associated findings are as follows:

       From the Monthly Servicer's Certificates prepared by the Servicer between January, 1998 and December, 1998, we selected the
  following months and performed the following procedure:

     We have compared the mathematical calculation of each amount set forth in the Monthly Servicer's Certificates to the Servicer's accounting records for the month of September, 1998, for Series 1994-2, Series 1995-A, and Series 1997-B and found them to be in agreement. Our comparisons were based on records provided to us by the Servicer and the methodology set forth in the Agreement.

With respect to the procedure performed in item B. above, we were not engaged to, and did not, perform an audit, the objective of which would be the expression of an opinion on the Monthly Servicer's Certificates described above. Accordingly, we do not express such an opinion. Had we been engaged to perform additional procedures, other matters might have come to our attention that would have been reported to you.

This report is intended solely for the information and use of the Specified Users and should not be used for any other purpose.

                                             ARTHUR ANDERSEN LLP


Chicago, Illinois
March 24, 1999